EARNINGS RELEASE

MAA

SUPPLEMENTAL DATA

FOURTH QUARTER & YEAR END/ 2016

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Property Net Operating Income/Components of Same Store Property Expenses	S-3
NOI Contribution Percentage by Region	S-4
Multifamily Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/2016 Acquisition Activity	S-8
2016 Disposition Activity	S-9
Debt and Debt Covenants as of December 31, 2016	S-10
2017 Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS FOURTH QUARTER AND YEAR END RESULTS
MEMPHIS, Tenn., February 1, 2017 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter and year ended December 31, 2016.

Net Income Available for Common Shareholders
For the quarter ended December 31, 2016, net income available for MAA common shareholders was $39.1 million, or $0.44 per diluted common share, compared to $43.0 million, or $0.57 per diluted common share, for the quarter ended December 31, 2015. Results for the quarter ended December 31, 2016 included $31.8 million, or $0.36 per diluted common share, of gains related to the sale of real estate assets and $36.9 million, or $0.42 per diluted common share, of merger and integration costs related to the merger transaction, or the Post Properties Merger, with Post Properties, Inc., or Post Properties, as compared to $0.1 million, or $0.00 per diluted common share, of losses related to the sale of real estate assets and no merger and integration related costs for the quarter ended December 31, 2015.

For the year ended December 31, 2016, net income available for MAA common shareholders was $211.9 million, or $2.69 per diluted common share, compared to $332.3 million, or $4.41 per diluted common share, for the year ended December 31, 2015. Results for the year ended December 31, 2016 included $82.6 million, or $1.05 per diluted common share, of gains related to the sale of real estate assets and $40.8 million, or $0.52 per diluted common share, of merger and integration costs related to the merger transaction with Post Properties, as compared to $190.1 million, or $2.53 per diluted common share, of gains related to the sale of real estate assets and no merger and integration costs for the year ended December 31, 2015.

Funds from Operations (FFO)
For the quarter ended December 31, 2016, FFO was $104.2 million, or $1.13 per diluted common share and unit, or per Share, compared to $118.6 million, or $1.49 per Share, for the quarter ended December 31, 2015. Core Funds from Operations, or Core FFO, which adjusts FFO for items that are not considered part of our core business operations, for the quarter ended December 31, 2016 was $138.5 million, or $1.50 per Share, as compared to $115.5 million, or $1.45 per Share, for the quarter ended December 31, 2015. Core FFO for the quarter ended December 31, 2016 was diluted by $0.02 per Share due to the December 1, 2016 closing of the Post Properties Merger.

For the year ended December 31, 2016, FFO was $463.4 million, or $5.59 per Share, compared to $452.4 million, or $5.69 per Share, for the year ended December 31, 2015. Core FFO for the year ended December 31, 2016 was $490.3 million, or $5.91 per Share, as compared to $438.6 million, or $5.51 per Share, for the year ended December 31, 2015. As discussed in the earnings release for the third quarter of 2016, Core FFO guidance for the full year 2016 excluded the impact of the Post Properties Merger. Core FFO for the year ended December 31, 2016 was diluted by $0.02 per Share due to the December 1, 2016 closing of the Post Properties Merger.

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO and Core FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, "Results for the quarter were better than expected. Core FFO of $1.50 per share, which was one cent above the mid-point of our prior guidance range, was achieved despite dilution from the Post Properties Merger, which was not included in our guidance. Solid leasing conditions and strong occupancy levels continued across the portfolio. During the quarter we successfully closed on one additional opportunistic property acquisition, and we completed the disposition of five older properties in line with our strategy of steadily recycling capital and strengthening our long-term earnings profile.

We successfully closed the Post Properties Merger in line with our expectations and the time frame provided in the August announcement of the proposed transaction. Integration efforts are well underway and we remain very enthusiastic about the opportunities surrounding the combined company.”

Highlights

•	During the fourth quarter, MAA completed the previously announced merger with Post Properties;

•	Same Store NOI for the fourth quarter increased 4.2% as compared to the same period in the prior year, based on a 3.6% increase in revenue and a 2.6% increase in property operating expenses.

•
Average Effective Rent per Unit for the Same Store Portfolio increased to $1,051 during the fourth quarter, a 3.9% increase as compared to the same period in the prior year, while Average Physical Occupancy was at 96.1% for the fourth quarter, in line with the same period in the prior year.

•	Resident turnover for the Same Store Portfolio remained low for the fourth quarter at 50.3% on a rolling twelve month basis.

•
During the fourth quarter, in addition to the merger with Post Properties, MAA acquired one property, a 302-unit community located in Mt. Pleasant, South Carolina, in the Charleston, South Carolina market.

•
During the fourth quarter, MAA sold five properties located in the Dallas, Texas; Raleigh/Durham, North Carolina; and Norfolk/Hampton/Virginia Beach, Virginia markets, containing a total of 1,339 units.

•
As of the end of the fourth quarter, MAA had nine development projects underway. In total, MAA's development projects contain 2,816 units, with a total projected cost of approximately $561.8 million of which approximately $200.0 million remained to be spent as of the end of the fourth quarter.

•	As of the end of the fourth quarter, three properties remained in lease-up, including the property acquired during the quarter, with average quarter-end physical occupancy of 83.0% for the group.

•	During 2016, MAA completed renovation of 6,812 units under its redevelopment program, achieving average rental rate increases of 9.8% above non-renovated units.

•	During the fourth quarter, Standard & Poor’s Ratings Services upgraded MAA's senior unsecured rating to BBB+ with a stable outlook.

•	On December 1, 2016, after the close of trading, MAA was added to the benchmark S&P 500 Index.

Fourth Quarter Same Store Portfolio Operating Results
The operating results for the Same Store Portfolio shown below do not include the operating results for Post Properties communities. Those Post Properties communities will not be eligible to enter the Same Store Portfolio until January 1, 2018. Operating results for the Same Store Portfolio of 71,945 units in MAA's Large Market and Secondary Market segments of the portfolio are presented below:

	Percent Change From				Three months ended
	Three months ended December 31, 2015				December 31, 2016
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Market	4.1%	2.5%	5.1%	4.3%	96.1%
Secondary Market	2.7%	2.7%	2.6%	2.8%	96.1%
Same Store	3.6%	2.6%	4.2%	3.9%	96.1%

Same Store Portfolio revenue growth of 3.6% during the fourth quarter of 2016 was primarily produced by a 3.9% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 96.1% for the fourth quarter of 2016 as compared to 96.1% in the same period of the prior year. Operating expenses increased 2.6% for the fourth quarter of 2016, with the largest portion of the growth related to property taxes and office operations costs, partially offset by declining insurance costs, repair and maintenance expenses, and marketing expenses.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the fourth quarter of 2016, MAA acquired a new community, 1201 Midtown, a 302-unit community located in the Charleston, South Carolina market, for a purchase price of $70.3 million. During 2016, MAA acquired five properties containing 1,626 units for an aggregate purchase price of approximately $334.3 million.

During the fourth quarter of 2016, MAA closed on the disposition of five multifamily properties averaging 28 years of age for a combined sales price of $112.7 million. The properties were located in the Dallas, Texas; Raleigh/Durham, North Carolina; and Norfolk/Hampton/Virginia Beach, Virginia markets. During 2016, MAA sold 12 multifamily properties containing 3,263 units for an aggregate sales price of approximately $264.7 million.

Development and Lease-up Activity
As of the end of the fourth quarter of 2016, MAA had nine development communities under construction, consisting of five expansion communities and four new development communities. Total development costs for the nine communities are projected to be $561.8 million, with an expected average stabilized NOI yield of 6.4%. During the fourth quarter of 2016, MAA funded $16.0 million of construction costs leaving an estimated $200.0 million remaining to be funded. MAA had three communities remaining in lease-up as of the end of the fourth quarter of 2016: Residences at Fountainhead, located in the Phoenix, Arizona market, which was acquired in lease-up during the second quarter of 2016; Innovation Apartment Homes, located in Greenville, South Carolina, which was acquired in lease-up during the third quarter of 2016; and 1201 Midtown, located in the Charleston, South Carolina market, which was acquired during the fourth quarter of 2016. Physical occupancy for the three communities averaged 83.0% at the end of the fourth quarter.

Redevelopment Activity
MAA continues its interior redevelopment program at select communities throughout the portfolio. During the fourth quarter of 2016, MAA redeveloped a total of 1,349 units at an average cost of $4,666 per unit, bringing the total units renovated during the year to 6,812, at an average cost of $4,478 per unit, achieving average rental rate increases of 9.8% above non-renovated units.

Capital Expenditures
Recurring capital expenditures totaled $9.1 million for the fourth quarter of 2016, or approximately $0.10 per Share, as compared to $8.6 million, or $0.11 per Share, for the same period in 2015. These expenditures led to Core Adjusted Funds from Operations, or Core AFFO, of $1.40 per Share, for the fourth quarter of 2016, compared to $1.34 per Share for the same period in 2015.

Redevelopment, revenue enhancing and other capital expenditures during the fourth quarter of 2016 were $15.5 million, as compared to $18.0 million for the same period in 2015. These expenditures led to Funds Available for Distribution, or FAD, of $113.9 million for the fourth quarter of 2016, compared to $88.9 million for the same period in 2015.

Recurring capital expenditures totaled $51.7 million for the year ended December 31, 2016, or approximately $0.62 per Share, as compared to $56.9 million, or $0.71 per Share, for the year ended December 31, 2015. These expenditures led to Core AFFO of $5.29 per Share, for the year ended December 31, 2016, compared to $4.80 per Share for the year ended December 31, 2015.

Redevelopment, revenue enhancing and other capital expenditures during the year ended December 31, 2016, were $73.3 million, as compared to $70.4 million for the year ended December 31, 2015. These expenditures led to FAD of $365.3 million for the year ended December 31, 2016, compared to $311.3 million for the year ended December 31, 2015.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Balance Sheet
As of December 31, 2016:

•	Total debt to Total Market Capitalization was 28.1% (based on the December 31, 2016 closing stock price), compared to 32.2% as of December 31, 2015;

•	Total debt to Gross Assets was 33.9% compared to 41.1% as of December 31, 2015;

•	Total debt outstanding was $4.5 billion at an average effective interest rate of 3.5%;

•	86.7% of total debt was fixed or hedged against rising interest rates for an average of 3.6 years;

•	Approximately $540.2 million combined cash and capacity under MAA's unsecured credit facility was available; and

•	Unencumbered assets increased to 80.3% of Gross Assets, as compared to 72.0% as of December 31, 2015.

A reconciliation of Gross Assets to Total Assets, and an expanded discussion of their respective components, can be found later in this release.

Merger Related Activities
In connection with the Post Properties Merger that was consummated on December 1, 2016, MAA incurred a total of $35.1 million, or $0.38 per Share, of merger costs during the fourth quarter of 2016, consisting primarily of severance, legal, professional and advisory costs. For the year ended December 31, 2016, MAA incurred a total of $39.0 million, or $0.47 per Share of merger costs. The largest portion of the merger related costs have been recognized, with some final costs expected to be incurred during 2017 as certain merger related activities are finalized.

Integration efforts are progressing well, with the Post Properties portfolio now fully consolidated into the company’s operating structure and with activities to combine the operating and financial system platforms well underway. During the fourth quarter of 2016, MAA incurred $1.8 million, or $0.02 per Share, of integration costs, which were primarily related to temporary systems, staffing, facilities and consulting costs, necessary to complete the integration of the companies' business platforms.

MAA expects to incur additional integration costs during 2017 and integration efforts to continue through early 2018.
Once the business platforms are fully integrated, MAA forecasts expected synergies of approximately $20 million in overhead costs (combined general and administrative costs and property management expense savings) to be realized. MAA also anticipates additional synergies and savings to be gained from efficiencies due to increased portfolio scale and concentrated footprint, from improvements to operating practices, and from an improved cost of capital from the increased strength and liquidity of the combined balance sheet.

92nd Consecutive Quarterly Common Dividend Declared
MAA declared its 92nd consecutive quarterly common dividend at an annual rate of $3.48 per common share, which was paid on January 31, 2017 to holders of record on January 13, 2017.

2017 Net Income per diluted common share and FFO and AFFO per Share Guidance
MAA is providing initial 2017 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share, which are non-GAAP measures. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

MAA's guidance is based on management's current views and expectations of company activities, the apartment market and general economic conditions. Guidance is based on several key assumptions, which are summarized below and further detailed in a supplement to this release that can be found under the "Financial Results" navigation tab on the "For Investors" page of MAA's website at www.maac.com. MAA intends to update Net income per diluted common share, FFO per Share and AFFO per Share guidance on a quarterly basis.

Net income per diluted common share is expected to be in the range of $1.82 to $2.02 per diluted common share for the full year 2017.

FFO per Share is expected to be in the range of $5.72 to $5.92 per Share, or $5.82 per Share at the mid-point. This initial guidance is based on projections for the Combined Adjusted Same Store Portfolio consisting of property revenue growth of 3.0% to 3.5%, property operating expense growth of 3.0% to 4.0%, and NOI growth of 3.0% to 3.5%. Real estate taxes, which represent over 30% of total property operating expenses, are projected to increase 5.0% to 6.0%. MAA expects FFO for the first quarter of 2017 to be in the range of $1.33 to $1.43 per Share.

Guidance for 2017 includes expected dilution of approximately $0.14 to $0.17 per Share due to merger and integration expenses, which is projected to be $16.0 million to $20.0 million in total for the year.

MAA expects total recurring capital expenditures for the full-year will be approximately $68.0 million to $72.0 million, which would produce expected AFFO of $5.12 to $5.32 per Share.

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter and the full year 2016 results on Thursday, February 2, 2017, at 9:00 AM Central Time. The conference call-in number is 800-895-4790. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of December 31, 2016, MAA had ownership interest in 101,509 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the anticipated benefits from the completed merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•	risks associated with unexpected costs or unexpected liabilities that may arise from the merger with Post Properties;

•	risks associated with the merger, including the integration of MAA's and Post Properties' businesses and achieving expected revenue synergies and/or cost savings as a result of the merger; and

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Total operating revenues	$307,198	$263,337	$1,125,348	$1,042,779

Net income available for MAA common shareholders	$39,079	$42,987	$211,915	$332,287

Total NOI	$194,324	$165,796	$701,368	$642,134

Earnings per common share:(1)
Basic	$0.44	$0.57	$2.69	$4.41
Diluted	$0.44	$0.57	$2.69	$4.41

Funds from operations per Share (diluted):(1)
FFO	$1.13	$1.49	$5.59	$5.69
Core FFO	$1.50	$1.45	$5.91	$5.51
Core AFFO	$1.40	$1.34	$5.29	$4.80

Dividends declared per common share	$0.87	$0.82	$3.33	$3.13

Dividends/ Core FFO (diluted) payout ratio	58.0%	56.6%	56.3%	56.8%
Dividends/ Core AFFO (diluted) payout ratio	62.1%	61.2%	62.9%	65.2%

Consolidated interest expense	$33,529	$30,834	$129,947	$122,344
Mark-to-market debt adjustment	3,476	3,901	14,610	19,955
Debt discount and debt issuance cost amortization(2)	(1,214)	(1,084)	(4,801)	(4,433)
Capitalized interest	978	342	2,073	1,655
Total interest incurred	$36,769	$33,993	$141,829	$139,521

Amortization of principal on notes payable	$2,515	$1,934	$8,401	$8,244

(1) See "Share and Unit Data" section for additional information.
(2) Amounts include $917,000 of debt issuance cost amortization (previously disclosed as amortization of deferred financing costs) and $297,000 of debt discount amortization for the fourth quarter of 2016 and $871,000 of debt issuance cost amortization and $264,000 of debt discount amortization for the fourth quarter of 2015. Full year amounts include $3,612,000 of debt issuance cost amortization and $1,189,000 of debt discount amortization for the year ended December 31, 2016, and $3,582,000 of debt issuance cost amortization and $852,000 of debt discount amortization for the year ended December 31, 2015.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	December 31, 2016	December 31, 2015
Gross Assets(1)	$13,279,292	$8,346,994
Gross Real Estate Assets(1)	$13,108,458	$8,255,138
Total debt	$4,499,712	$3,427,568
Common shares and units outstanding	117,738,615	79,571,567
Share price	$97.92	$90.81
Book equity value	$6,652,174	$3,166,073
Market equity value	$11,528,965	$7,225,894
Net Debt/Recurring EBITDA (2)	5.74x	5.79x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net along with an expanded discussion of their components, can be found later in this release.
(2) Recurring EBITDA in this calculation represents the trailing twelve month period for each date presented. Since only one month of Recurring EBITDA for the Post Properties communities is included in the results for the year ended December 31, 2016, in calculating the ratio as of December 31, 2016, we have adjusted Net Debt by averaging the Net Debt for each quarter of 2016. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA and Recurring EBITDA to consolidated net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Operating revenues:
Rental revenues	$284,457	$241,421	$1,033,609	$952,196
Other property revenues	22,741	21,916	91,739	90,583
Total operating revenues	307,198	263,337	1,125,348	1,042,779
Property operating expenses:
Personnel	28,455	24,967	106,745	103,000
Building repairs and maintenance	8,140	7,329	31,296	30,524
Real estate taxes and insurance	38,601	31,793	142,784	129,618
Utilities	23,930	22,327	93,000	89,769
Landscaping	4,801	4,426	19,816	19,458
Other operating	8,947	6,699	29,715	28,276
Depreciation and amortization	95,129	73,914	322,958	294,520
Total property operating expenses	208,003	171,455	746,314	695,165
Acquisition expenses	761	622	2,928	2,777
Property management expenses	8,872	7,884	34,093	30,990
General and administrative expenses	8,782	6,613	29,040	25,716
Merger related expenses	35,133	—	39,033	—
Integration related expenses	1,790	—	1,790	—
Income from continuing operations before non-operating items	43,857	76,763	272,150	288,131
Interest and other non-property income (expense)	565	(8)	724	(368)
Interest expense	(33,529)	(30,834)	(129,947)	(122,344)
Loss on debt extinguishment	(85)	(218)	(83)	(3,602)
Net casualty (loss) gain after insurance and other settlement proceeds	(290)	(13)	448	473
Gain (loss) on sale of depreciable real estate assets	31,825	(72)	80,397	189,958
Gain on sale of non-depreciable real estate assets	—	—	2,171	172
Income before income tax expense	42,343	45,618	225,860	352,420
Income tax expense	(499)	(254)	(1,699)	(1,673)
Income from continuing operations before joint venture activity	41,844	45,364	224,161	350,747
Gain (loss) from real estate joint ventures	214	3	241	(2)
Net income	42,058	45,367	224,402	350,745
Net income attributable to noncontrolling interests	2,672	2,380	12,180	18,458
Net income available for shareholders	39,386	42,987	212,222	332,287
Dividends to preferred shareholders	307	—	307	—
Net income available for MAA common shareholders	$39,079	$42,987	$211,915	$332,287

Earnings per common share - basic:
Net income available for common shareholders	$0.44	$0.57	$2.69	$4.41

Earnings per common share - diluted:
Net income available for common shareholders	$0.44	$0.57	$2.69	$4.41

Dividends declared per common share	$0.87	$0.82	$3.33	$3.13

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
NET INCOME SHARES (1)
Weighted average common shares - basic	88,109	75,203	78,502	75,176
Weighted average partnership units outstanding	—	—	—	—
Effect of dilutive securities	283	197	298	—
Weighted average common shares - diluted	88,392	75,400	78,800	75,176
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - basic	92,277	79,378	82,661	79,361
Weighted average common shares and units - diluted	92,535	79,575	82,918	79,551
PERIOD END SHARES AND UNITS
Common shares at December 31,	113,518	75,409	113,518	75,409
Partnership units at December 31,	4,220	4,163	4,220	4,163
Total shares and units at December 31,	117,738	79,572	117,738	79,572

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA's Annual Report on Form 10-K for the year ended December 31, 2016, expected to be filed with the SEC on or about February 27, 2017.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	December 31, 2016	December 31, 2015
Assets
Real estate assets
Land	$1,816,008	$926,532
Buildings and improvements	10,523,762	6,939,288
Furniture, fixtures and equipment	298,204	228,157
Capital improvements in progress	231,224	44,355
	12,869,198	8,138,332
Accumulated depreciation	(1,656,071)	(1,482,368)
	11,213,127	6,655,964
Undeveloped land	71,464	51,779
Corporate property, net	12,778	8,812
Investments in real estate joint ventures	44,493	1,811
Real estate assets, net	11,341,862	6,718,366
Cash and cash equivalents	33,536	37,559
Restricted cash	88,264	26,082
Deferred financing cost, net	5,065	5,232
Other assets	134,525	58,935
Goodwill	1,239	1,607
Total assets	$11,604,491	$6,847,781

Liabilities and Shareholders' Equity
Liabilities
Unsecured notes payable	$3,180,624	$2,141,332
Secured notes payable	1,319,088	1,286,236
Accounts payable	11,970	5,922
Fair market value of interest rate swaps	7,562	10,358
Accrued expenses and other liabilities	414,244	226,237
Security deposits	18,829	11,623
Total liabilities	4,952,317	3,681,708
Redeemable stock	10,073	8,250
Shareholders' equity
Preferred stock	9	—
Common stock	1,133	753
Additional paid-in capital	7,109,012	3,627,074
Accumulated distributions in excess of net income	(707,479)	(634,141)
Accumulated other comprehensive gain (loss)	1,144	(1,589)
Total MAA shareholders' equity	6,403,819	2,992,097
Noncontrolling interest - operating partnership units	235,976	165,726
Total Company's shareholders' equity	6,639,795	3,157,823
Noncontrolling interest - consolidated real estate entity	2,306	—
Total equity	6,642,101	3,157,823
Total liabilities and shareholders' equity	$11,604,491	$6,847,781

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME
Amounts in thousands, except per share and unit data
	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income available for MAA common shareholders	$39,079	$42,987	$211,915	$332,287
Depreciation and amortization of real estate assets	94,200	73,121	319,528	291,572
(Gain) loss on sale of depreciable real estate assets	(31,825)	72	(80,397)	(189,958)
Loss (gain) on disposition within unconsolidated entities	—	—	98	(12)
Depreciation and amortization of real estate assets of real estate joint ventures	50	6	61	25
Net income attributable to noncontrolling interests	2,672	2,380	12,180	18,458
Funds from operations attributable to the Company	104,176	118,566	463,385	452,372
Acquisition expense	761	622	2,928	2,777
Merger related expenses	35,133	—	39,033	—
Integration related expenses	1,790	—	1,790	—
Gain on sale of non-depreciable real estate assets	—	—	(2,300)	(172)
Mark-to-market debt adjustment	(3,476)	(3,901)	(14,610)	(19,955)
Loss on debt extinguishment	85	218	83	3,602
Core funds from operations attributable to the Company	138,469	115,505	490,309	438,624
Recurring capital expenditures	(9,099)	(8,565)	(51,732)	(56,888)
Core adjusted funds from operations	129,370	106,940	438,577	381,736
Redevelopment and revenue enhancing capital expenditures	(11,730)	(13,634)	(60,238)	(55,854)
Other capital expenditures	(3,744)	(4,388)	(13,077)	(14,593)
Funds available for distribution	$113,896	$88,918	$365,262	$311,289

Dividends and distributions paid	$65,564	$61,265	$261,502	$244,977
Weighted average common shares - diluted	88,392	75,400	78,800	75,176
Weighted average common shares and units - diluted	92,535	79,575	82,918	79,551

Earnings per common share - diluted:
Net income available for common shareholders	$0.44	$0.57	$2.69	$4.41

Funds from operations per Share	$1.13	$1.49	$5.59	$5.69
Core funds from operations per Share	$1.50	$1.45	$5.91	$5.51
Core adjusted funds from operations per Share	$1.40	$1.34	$5.29	$4.80

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME
Dollars in thousands
	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

NOI
Same Store NOI	$156,564	$152,560	$150,212	$611,340	$581,407
Non-Same Store NOI	37,760	17,692	15,584	90,028	60,727
Total NOI	194,324	170,252	165,796	701,368	642,134
Depreciation and amortization	(95,129)	(76,959)	(73,914)	(322,958)	(294,520)
Acquisition expense	(761)	(1,033)	(622)	(2,928)	(2,777)
Property management expenses	(8,872)	(7,908)	(7,884)	(34,093)	(30,990)
General and administrative expenses	(8,782)	(6,661)	(6,613)	(29,040)	(25,716)
Merger related expenses	(35,133)	(3,901)	—	(39,033)	—
Integration related expenses	(1,790)	—	—	(1,790)	—
Interest and other non-property income (expense)	565	64	(8)	724	(368)
Interest expense	(33,529)	(32,168)	(30,834)	(129,947)	(122,344)
Loss on debt extinguishment	(85)	—	(218)	(83)	(3,602)
Gain (loss) on sale of depreciable real estate assets	31,825	47,749	(72)	80,397	189,958
Net casualty (loss) gain and other settlement proceeds	(290)	(75)	(13)	448	473
Income tax expense	(499)	(454)	(254)	(1,699)	(1,673)
Gain on sale of non-depreciable real estate assets	—	—	—	2,171	172
Gain (loss) from real estate joint ventures	214	—	3	241	(2)
Net income attributable to noncontrolling interests	(2,672)	(4,627)	(2,380)	(12,180)	(18,458)
Preferred dividend distributions	(307)	—	—	(307)	—
Net income available for MAA common shareholders	$39,079	$84,279	$42,987	$211,291	$332,287

RECONCILIATION OF EBITDA AND RECURRING EBITDA TO CONSOLIDATED NET INCOME
Dollars in thousands
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Consolidated net income	$42,058	$45,367	$224,402	$350,745
Depreciation and amortization	95,129	73,914	322,958	294,520
Interest expense	33,529	30,834	129,947	122,344
Loss on debt extinguishment	85	218	83	3,602
Net casualty loss (gain) and other settlement proceeds	290	13	(448)	(473)
Income tax expense	499	254	1,699	1,673
Gain on sale of non-depreciable assets	—	—	(2,171)	(172)
(Gain) loss on sale of depreciable real estate assets	(31,825)	72	(80,397)	(189,958)
Gain on disposition within unconsolidated entities	—	—	(28)	(12)
EBITDA	139,765	150,672	596,045	582,269
Acquisition expense	761	622	2,928	2,777
Merger related expenses	35,133	—	39,033	—
Integration related expenses	1,790	—	1,790	—
Recurring EBITDA	$177,449	$151,294	$639,796	$585,046

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Unsecured notes payable	$3,180,624	$2,195,989	$2,246,227	$2,195,214	$2,141,332
Secured notes payable	1,319,088	1,238,168	1,243,198	1,247,749	1,286,236
Total debt	4,499,712	3,434,157	3,489,425	3,442,963	3,427,568
Cash and cash equivalents	(33,536)	(27,817)	(26,279)	(28,184)	(37,559)
1031(b) exchange proceeds included in Restricted Cash	(58,259)	—	—	—	—
Net Debt	$4,407,917	$3,406,340	$3,463,146	$3,414,779	$3,390,009

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands
	As of
	December 31,	December 31,
	2016	2015
Total assets	$11,604,491	$6,847,781
Accumulated depreciation	1,656,071	1,482,368
Accumulated depreciation for corporate property(1)	18,730	16,845
Gross Assets	$13,279,292	$8,346,994
(1) Included in Corporate property, net on the Consolidated Balance Sheets

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands
	As of
	December 31,	December 31,
	2016	2015
Real estate assets, net	$11,341,862	$6,718,366
Accumulated depreciation	1,656,071	1,482,368
Accumulated depreciation for corporate property(1)	18,730	16,845
Cash and cash equivalents	33,536	37,559
1031(b) exchange proceeds included in Restricted Cash	58,259	—
Gross Real Estate Assets	$13,108,458	$8,255,138
(1) Included in Corporate property, net on the Consolidated Balance Sheets

NON-GAAP FINANCIAL MEASURES

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. AFFO should not be considered as an alternative to net income. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Adjusted Funds From Operations (Core AFFO)
Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to net income. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from core operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO further adjusted for items that are not considered part of our core business operations such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While MAA's definition of Core FFO is similar to others in the industry, MAA's precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding our core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA
For purposes of calculations in this document, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. MAA's computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds Available for Distribution (FAD)
FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to net income. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts' definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation and the accumulated depreciation for corporate properties. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets, plus Cash and cash equivalents plus 1031(b) exchange proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring EBITDA
Recurring EBITDA represents EBITDA further adjusted to exclude certain items that are not considered part of our core business operations such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of operating performance. MAA's computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store NOI
Same Store NOI represents total property revenues less total property operating expenses, excluding depreciation, for all properties classified as Same Store held during the period. MAA believes Same Store NOI by portfolio is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Combined Adjusted Same Store Portfolio
Combined Adjusted Same Store Portfolio represents the MAA Same Store and the Legacy-Post Same Store portfolios considered as a single portfolio, as if the Legacy-Post Same Store portfolio was owned during all periods presented.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

OTHER KEY DEFINITIONS (CONTINUED)

Legacy-Post Same Store
Legacy-Post Same Store represents the Post Properties same store portfolio which was in place immediately prior to the merger with Post Properties. Because these properties have only been owned by MAA since December 1, 2016, they are not included in the MAA Same Store portfolio. See Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide Combined Adjusted Same Store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2018.

Other Non-Same Store Portfolio
Other Non-Same Store Portfolio includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Same Store Portfolio (or MAA Same Store)
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio. Within the Same Store Portfolio communities are designated as operating in Large or Secondary Markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com